CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Gobus International Resources Corp. registration statement on Form S-8 of our report dated December 4, 2000 for the year ended September 30, 2000 which was attached and made part of the Company's 10-KSB filing for the year ending September 30, 2000.

ARTHUR YOURKES & COMPANY

/s/_____________________

New York, New York
December 28, 2000